Exhibit 10.7

AMENDMENT NO. 1 TO

FORWARD PURCHASE AGREEMENT

This Amendment No. 1, dated as of June 21, 2021 (this “Amendment”), amends the Forward Purchase Agreement, dated as of November 19, 2020 (the “Agreement”), between DD3 Acquisition Corp. II, a Delaware corporation (the “Company”) and MG Partners Multi-Strategy Fund LP, an Ontario limited partnership (the “Purchaser”). Unless otherwise defined herein, capitalized terms are used herein as defined in the Agreement.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1. Amendments to the Agreement.

(A)	The recitals of the Agreement are hereby amended by adding the following recital:

WHEREAS, the Company has negotiated and intends to enter into a Definitive Agreement for a Business Combination (the “Business Combination Agreement”) with, among others, Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain;

WHEREAS, the Purchaser has waived its right under Section 5(d) hereof to purchase shares of Common Stock, in addition to the Forward Purchase Shares, on the terms contained in the DD3 Capital Subscription Agreement and LV Subscription Agreement (each, as defined in the Business Combination Agreement);

(B)	Section 1 of the Agreement is hereby amended by adding the following subsection immediately following Section 1(a):

(b) Designation by Purchaser. The Purchaser may, upon delivering written notice to the Company no less than five (5) days prior to the Forward Closing of such designations and allocations, assign its right to receive and obligation to purchase all or a portion of the Forward Purchase Shares to one or more of its affiliates, investment funds or managed accounts managed by or otherwise affiliated with the Purchaser, the investment manager of the Purchaser, the general partner of the Purchaser or any other person controlling, controlled by or under common control with such persons (collectively, the “Purchaser Parties”); provided that, such assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and makes the representations and warranties in Section 2; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder in the event that any transferee thereof does not comply with its obligations to purchase the Forward Purchase Shares. Subject to the foregoing proviso, the parties hereto agree that notwithstanding any other provision of the Agreement or this Amendment, in the event Purchaser assigns its rights to purchase all or a portion of the Forward Purchase Shares to a Purchaser Party as set forth herein, (1) such Purchaser Party shall have all of the same rights and obligations of the Purchaser hereunder with respect to such assigned Forward Purchase Shares, (2) any representations, warranties, covenants and agreements of the Purchaser and each other Purchaser Party shall be several and not joint and shall be made by the Purchaser and any Purchaser Party, as applicable, as to itself only and not as to any other Purchaser Party and (3) references to the Purchaser shall be deemed to be references to the applicable Purchaser Party mutatis mutandis.

(C)	Section 3 of the Agreement is hereby amended by adding the following subsections immediately after Section 3(i):

(j) No More Favorable Terms. The Company has not entered into any agreement, side letter or other arrangement with any other investor or prospective investor with terms that are more favorable to such other investor or prospective investor than the terms provided to Purchaser.

(k) SEC Filings. As of their respective dates, all forms, reports, statements, schedules, prospectuses, proxies, registration statements or other documents (the “SEC Reports”) required to be filed by the Company with the SEC complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports, as may have been amended, comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Purchaser via the SEC’s EDGAR system. There are no outstanding or unresolved comments in any comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(l) The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a SPAC Material Adverse Effect (as defined in the Business Combination Agreement). The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default, or violation would not be reasonably expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(m) The Company is not, and immediately after receipt of payment for the Forward Purchase Shares and prior to the closing of the Business Combination, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n) The Company has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does the Company have any knowledge or reason to believe that any of its creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

(o) Each of the Agreement and, upon delivery to the Purchaser, the Business Combination Agreement, has been authorized, executed and delivered by the Company, and, assuming that the Agreement constitutes the valid and binding agreement of the Purchaser, the Agreement is a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(D)	Section 5 of the Agreement is hereby amended by adding the following subsection immediately after Section 5(g):

(h) In the event that the Company or DD3 Sponsor Group, LLC (the “Sponsor”) enters into an agreement, or modifies, amends or supplements any existing agreement with any investor or prospective investor that results in any other investor or prospective investor receiving more favorable terms in any respect than the terms contained in this Agreement or any other agreement between the Company or the Sponsor and the Purchaser, then the Company or the Sponsor, as applicable, shall notify the Purchaser promptly (and in any event within three (3) days) in writing of any such changes to (including all edits, additions or deletions in) the terms or conditions offered to such investor or prospective investor in respect of the subject matter hereof or any private investment in public equity transaction in respect of the Company and, if the Purchaser chooses to accept any of such terms or conditions, such accepted terms or conditions will be incorporated herein, mutatis mutandis, and shall be fully enforceable by the Purchaser.

(E)	Section 7(a)(iii) of the Agreement is hereby amended and restated in its entirety as set forth below:

(iii) The representations and warranties of the Company set forth in Section 3 of this Agreement, as amended by the Amendment, shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement;

(F)	Section 7(a) of the Agreement is hereby amended by adding the following subsections immediately after Section 7(a)(v):

(vi) The terms of the Business Combination Agreement (as the same exists on the date of Amendment No. 1 to this Agreement) shall not have been amended or modified in a manner, and no waiver thereunder shall have occurred, that would reasonably be expected to be materially adverse to the economic benefits that the Purchaser would reasonably expect to receive under this Agreement, without the Purchaser’s written consent;

(vii) No Company Material Adverse Effect or SPAC Material Adverse Effect (each as defined in the Business Combination Agreement) shall have occurred; and

(viii) If the Gross Proceeds (as defined in the Business Combination Agreement) as of the Closing Date (as defined in the Business Combination Agreement) are at least $180,000,000, neither the Company nor the Surviving Corporation (as defined in the Business Combination Agreement) shall have directly or indirectly paid or reimbursed, or shall have any direct or indirect agreement or obligation to pay or reimburse, any Transaction Expenses (as defined in the Business Combination Agreement), in excess of an aggregate of $18,000,000.

(ix) If the Gross Proceeds as of the Closing Date are at least $65,000,000 but less than $180,000,000, neither the Company nor the Surviving Corporation shall have directly or indirectly paid or reimbursed, or shall have any direct or indirect agreement or obligation to pay or reimburse, any Transaction Expenses, in excess of an aggregate of the sum of:

(a) (i) $4,333,333, plus (ii) an amount equal to (x) $3,666,667 multiplied by (y) a fraction, the numerator of which will be the amount by which the Gross Proceeds as of the Closing Date exceed $65,000,000 and the denominator of which will be $115,000,000; plus

(b) (i) $5,416,667, plus (ii) an amount equal to (x) $4,583,333 multiplied by (y) a fraction, the numerator of which will be the amount by which the Gross Proceeds as of the Closing Date exceed $65,000,000 and the denominator of which will be $115,000,000.

(G)	Section 8 of the Agreement is hereby amended by amending and restating in its entirety Section 8(b)(ii) as follows:

(ii) if the Business Combination is not consummated on or before December 31, 2021; or

Section 2. Parties in Interest. This Amendment shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other person (other than the Purchaser Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

Section 3. Entire Agreement. This Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect. In the event of any conflict between this Amendment and the Agreement, the terms of this Amendment shall control.

Section 4. Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.

PURCHASER:

MG PARTNERS MULTI-STRATEGY FUND LP

By:	/s/ Daniel Valdez
Name:	Daniel Valdez
Title:	Director

By:	/s/ Bernardo Guerra
Name:	Bernardo Guerra
Title:	Director

COMPANY:

DD3 ACQUISITION CORP. II

By:	/s/ Martin Werner
Name:	Martin Werner
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Forward Purchase Agreement]